Exhibit 99.2

Press Release

Dollarama Group L.P. Announces Second Quarter Fiscal 2008 Results

MONTREAL, September 19, 2007 – Dollarama Group L.P. (the “Company”), the leading operator of dollar discount stores in Canada, today announced its results for the second quarter of fiscal year 2008, which ended August 5, 2007. [Note: all dollar amounts in this press release are in Canadian dollars unless otherwise indicated.]

On February 1, 2007, the Company changed its fiscal year end from January 31 to February 4, 2007 for fiscal year 2007, and to a floating year ending on the Sunday closest to January 31 for all subsequent fiscal years. The Company decided to change the year end date of its fiscal year 2007 to February 4, 2007 even though it is not the Sunday closest to January 31 because traditionally, every 5 to 6 years, a week is added to the retail calendar. The week ended February 4, 2007 is therefore equivalent to our 53rd week in the retail calendar. The rest of our fiscal year end dates fall on the Sunday closest to January 31. Our fiscal year 2008 began February 5, 2007 and will end February 3, 2008. There is one less day of transactions included in the 13-week period ended August 5, 2007 than in the three-month period ended July 31, 2006.

Dollarama Group L.P. reported that sales increased $25.1 million, or 12.0%, to $233.2 million for the second quarter of fiscal year 2008, up from $208.1 million for the three-month period ended July 31, 2006. Sales growth was driven primarily by the opening of 58 new stores during the 52 week period ended August 5, 2007. New store openings accounted for approximately $22.4 million or 89.3% of the sales increase and was offset by the temporary closure of 4 stores during the same period. Another factor was comparable store sales growth of 0.7% for the 13-week period ended August 5, 2007, the latter of which was offset by one less day of transactions during the period.

Net earnings for the second quarter of fiscal year 2008 increased $5.9 million to $22.3 million from $16.4 million for the three-month period ended July 31, 2006. Adjusted EBITDA increased 18.2%, to $40.9 million for the 13-week period ended August 5, 2007 from $34.6 million for the three-month period ended July 31, 2006.

“Dollarama continues to grow as a shopping destination for consumers who look for value and opportunities to extend their purchasing power. To meet this continuing strong demand for our concept, we expanded our presence across Canada by adding 9 stores this quarter,” said Larry Rossy, Chief Executive Officer of Dollarama. “We continue to focus on merchandising and sourcing initiatives that preserve our value proposition while maintaining the product integrity.”

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About Dollarama Group L.P.

Dollarama is the leading operator of dollar discount stores in Canada. Currently, the company operates more than 490 stores, each offering a broad assortment of quality everyday merchandise sold in individual or multiple units primarily at a fixed price of

$1.00. All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns. In 1910, the company was established as a single variety store in Québec.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

SUMMARY CONSOLIDATED FINANCIAL DATA

(dollars in thousands)	13-Week Period Ended August 5, 2007	Three-Month Period Ended July 31, 2006	26-Week Period Ended August 5, 2007	Six-Month Period Ended July 31, 2006
Statement of Operations Data:
Sales	$233,205	$208,142	$449,080	$393,083
Cost of sales	152,117	138,594	297,413	265,701

Gross profit	81,088	69,548	151,667	127,382
Expenses:
General, administrative and store operating expenses	41,526	36,791	84,843	69,977
Amortization(1)	4,239	3,024	8,338	5,834

Total expenses	45,765	39,815	93,181	75,811

Operating income/(loss)	35,323	29,733	58,486	51,571
Other (income)/expense:
Amortization of deferred financing costs	1,078	1,015	2,146	2,035
Interest expense	10,836	12,018	21,863	23,336
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	976	(167)	1,842	14

Earnings before income taxes	22,433	16,867	32,635	26,186
Income taxes	158	421	200	843

Net earnings	$22,275	$16,446	$32,435	$25,343

Statement of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$(6,586)	$19,833	$5,678	$57,472
Investing activities	(9,328)	(11,063)	(19,909)	(19,888)
Financing activities	(19,131)	(5,293)	(20,838)	(10,258)
Other Financial Data:
Adjusted EBITDA(2)	$40,902	$34,620	$70,450	$60,813
Capital expenditures	$9,383	$11,091	$20,002	$19,991
Rent expenses(3)	$13,749	$12,202	$27,545	$23,502
Gross margin(4)	34.8%	33.4%	33.8%	32.4%
Number of stores (at end of period)	486	432	486	432
Comparable store sales growth(5)	0.7%	3.6%	(0.6%)	4.4%

(dollars in thousands)	As at August 5, 2007	As at July 31, 2006
Balance Sheet Data:
Cash and cash equivalents	$12,626	$58,209
Merchandise inventories	194,394	144,515
Property and equipment	96,493	69,184
Total assets	1,167,291	1,132,269
Long-term debt	511,801	570,051
Partners’ capital	475,913	424,322

(1)	Amortization represents amortization of tangible and amortizable intangible assets, including amortization of favourable and unfavourable lease rights.

(2)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect items set forth in the table below, all of which are required in determining our compliance with financial covenants under our senior secured credit facility. We have included EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in the senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants imposed on us by the senior secured credit facility. Under the senior secured credit facility, we are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial covenants contained in our senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding under the senior secured credit facility, and a termination of the lending commitments under the senior secured credit facility. Generally, any default under the senior secured credit facility that results in the acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indenture governing the 8.875% senior subordinated notes. While an event of default under the senior secured credit facility or the indenture is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility. Our management also uses EBITDA and Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA and Adjusted EBITDA are not presentations made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA and Adjusted EBITDA in this summary consolidated financial data section is appropriate. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and (d) tax payments or distributions to our parent to make payments with respect to taxes attributable to us that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented in this summary consolidated financial data section is not, comparable to similarly titled measures reported by other companies.

A reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA is included below:

(dollars in thousands)	13-Week Period Ended August 5, 2007	Three-Month Period Ended July 31, 2006	26-Week Period Ended August 5, 2007	Six-Month Period Ended July 31, 2006
Net earnings	$22,275	$16,446	$32,435	$25,343
Income taxes	158	421	200	843
Interest expense	10,836	12,018	21,863	23,336
Amortization of deferred financing costs	1,078	1,015	2,146	2,035
Amortization of fixed tangible and intangible assests	4,239	3,024	8,338	5,834

EBITDA	38,586	32,924	64,982	57,391
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	976	(167)	1,842	14
Management fees(a)	790	764	1,624	1,543
Deferred lease inducements(b)	425	945	1,134	1,557
Stock-based compensation expense(c)	125	154	868	308

Adjusted EBITDA	$40,902	$34,620	$70,450	$60,813

(a)	Reflects the management fees incurred and paid or payable to the company’s majority owners.

(b)	Represents the elimination of non-cash straight-line rent expense.

(c)	Represents the elimination of non-cash stock-based compensation expense.

(3)	Rent expense represents (i) basic rent expense on a straight-line basis and (ii) contingent rent expense, net of amortization of inducements received from landlords.

(4)	Gross margin represents gross profit as a percentage of sales.

(5)	Comparable store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete months and that remain open at the end of the reporting period relative to the same period in the prior year. We include sales from stores expanded or relocated in the calculation of comparable store sales. To provide more meaningful results, the company measures comparable store sales over periods containing an integral number of weeks beginning on a Monday and ending on a Sunday that best approximate the fiscal period to be analyzed.

Contacts:

Investors:

Robert Coallier

Chief Financial Officer

514-737-7080 ext. 238

robert.coallier@dollarama.com

Media:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-1900

alex@stantoncrenshaw.com